SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 1) *

Zuora, Inc.

(Name of Issuer)

Class A Common Stock

Title of Class of Securities)

98983V 10 6

(CUSIP Number)

December 31, 2019

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Tenaya Capital V, LP
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

(1)

This statement on Schedule 13G is filed by Tenaya Capital V, LP, Tenaya Capital V-P, LP, Tenaya Capital V GP, LP, Tenaya Capital V GP, LLC, Messrs. Thomas Banahan, Benjamin Boyer, Stewart Gollmer, Brian Melton and Brian Paul (collectively, the “Reporting Persons”). These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Tenaya Capital V-P, LP
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Tenaya Capital V GP, LP
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) PN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Tenaya Capital V GP, LLC
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Thomas Banahan
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Benjamin Boyer
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 47,318 shares
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 47,318 shares
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 47,318 shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Stewart Gollmer
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 25,000 shares
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 25,000 shares
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 25,000 shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Brian Melton
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 98983V 10 6	13G

1.	Names of Reporting Persons Brian Paul
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States of America

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 26,488 shares
	6.	Shared Voting Power 0
	7.	Sole Dispositive Power 26,488 shares
	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 26,488 shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.0%
12.	Type of Reporting Person (see instructions) IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

Introductory Note: This statement on Schedule 13G is filed on behalf of the Reporting Persons, in respect of shares of Class A Common Stock of Zuora, Inc., a Delaware corporation (the “Issuer”).

Item 1(a).	Name of Issuer:

Item 1(b).	Address of Issuer’s Principal Executive Officers:

Zuora, Inc.

3050 South Delaware Street, Suite 301

San Mateo, California 94403

United States of America

Item 2(a).	Name of Person(s) Filing:

Tenaya Capital V, LP

Tenaya Capital V-P, LP

Tenaya Capital V GP, LP

Tenaya Capital V GP, LLC

Thomas Banahan

Benjamin Boyer

Stewart Gollmer

Brian Melton

Brian Paul

Item 2(b).	Address of Principal Business Office:

Tenaya Capital

3280 Alpine Road

Portola Valley, California 94028

United States of America

Item 2(c).	Citizenship:

Tenaya Capital V, LP	Delaware
Tenaya Capital V-P, LP	Delaware
Tenaya Capital V GP, LP	Delaware
Tenaya Capital V GP, LLC	Delaware
Thomas Banahan	United States of America
Benjamin Boyer	United States of America
Stewart Gollmer	United States of America
Brian Melton	United States of America
Brian Paul	United States of America

Item 2(d).	Title of Class of Securities:

Class A Common Stock

Item 2(e).	CUSIP Number:

98983V 10 6

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4(a).	Amount Beneficially Owned:

Item 4(b).	Percent of Class:

Item 4(c).	Number of shares as to which such persons have:

The following information with respect to the ownership of the Common Stock by the Reporting Persons filing This statement on Schedule 13G is provided as of December 31, 2019:

Reporting Persons	Shares of Class A Common Stock Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class
Tenaya Capital V, LP	0		0		0	0	0.0%
Tenaya Capital V-P, LP	0		0		0	0	0.0%
Tenaya Capital V GP, LP	0		0		0	0	0.0%
Tenaya Capital V GP, LLC	0		0		0	0	0.0%
Thomas Banahan	0		0		0	0	0.0%
Benjamin Boyer	47,318	47,318	0	47,318	0	47,318	0.0%
Stewart Gollmer	25,000	25,000	0	25,000	0	25,000	0.0%
Brian Melton	0		0		0	0	0.0%
Brian Paul	26,488	26,488	0	26,488	0	26,488	0.0%

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof, the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2020

TENAYA CAPITAL V, LP		/s/ Dorian A. Merritt
By:	Tenaya Capital V GP, LP	Thomas Banahan by Dorian A. Merritt as Attorney-in-fact
Its:	General Partner
By:	Tenaya Capital V GP, LLC
Its:	General Partner
/s/ Dorian A. Merritt
By:	/s/ Dorian A. Merritt	Benjamin Boyer by Dorian A. Merritt as Attorney-in-fact
Dorian A. Merritt as Attorney-in-fact

TENAYA CAPITAL V-P, LP
By:	Tenaya Capital V GP, LP	/s/ Dorian A. Merritt
Its:	General Partner	Stewart Gollmer by Dorian A. Merritt as Attorney-in-fact
By:	Tenaya Capital V GP, LLC
Its:	General Partner

By:	/s/ Dorian A. Merritt	/s/ Dorian A. Merritt
	Dorian A. Merritt as Attorney-in-fact	Brian Melton by Dorian A. Merritt as Attorney-in-fact

TENAYA CAPITAL V GP, LP
By:	Tenaya Capital V GP, LLC	/s/ Dorian A. Merritt
Its:	General Partner	Brian Paul by Dorian A. Merritt as Attorney-in-fact

By:	/s/ Dorian A. Merritt
Dorian A. Merritt as Attorney-in-fact

TENAYA CAPITAL V GP, LLC

By:	/s/ Dorian A. Merritt
Dorian A. Merritt as Attorney-in-fact

Exhibit(s):

Exhibit 99.1: Joint Filing Statement